AGREEMENT AND PLAN OF MERGER

                                  BY AND BETWEEN

                          WEBSTER FINANCIAL CORPORATION

                                       AND

                              EAGLE FINANCIAL CORP.

                                   DATED AS OF

                                 OCTOBER 26, 1997



                                TABLE OF CONTENTS

                                                                    Page

         ARTICLE I  THE MERGER..................................       2
              1.1   The Merger..................................       2
              1.2   Effective Time..............................       2
              1.3   Effects of the Merger.......................       2
              1.4   Conversion of Eagle Common Stock............       2
              1.5   Webster Common Stock........................       4
              1.6   Options.....................................       4
              1.7   Certificate of Incorporation................       5
              1.8   By-Laws.....................................       5
              1.9   Directors and Officers......................       5
              1.10  Tax Consequences............................       6
              1.11  Accounting Treatment........................       6

         ARTICLE II EXCHANGE OF SHARES..........................       6
              2.1   Webster to Make Shares Available............       6
              2.2   Exchange of Shares..........................       6

         ARTICLE II-A DISCLOSURE SCHEDULE; STANDARDS FOR
                      REPRESENTATIONS AND WARRANTIES............       8
              2A.1  Disclosure Schedule.........................       8
              2A.2  Standards...................................       9

         ARTICLE III REPRESENTATIONS AND WARRANTIES
                      OF EAGLE..................................       9
              3.1   Corporate Organization......................       9
              3.2   Capitalization..............................      10
              3.3   Authority; No Violation.....................      12
              3.4   Consents and Approvals......................      13
              3.5   Loan Portfolio; Reports.....................      14
              3.6   Financial Statements; Exchange Act
                      Filings; Books and Records................      15
              3.7   Broker's Fees...............................      16
              3.8   Absence of Certain Changes or Events........      16
              3.9   Legal Proceedings...........................      17
              3.10  Taxes and Tax Returns.......................      17
              3.11  Employee Plans..............................      18
              3.12  Certain Contracts...........................      21
              3.13  Agreements with Regulatory Agencies.........      22
              3.14  State Takeover Laws;
                     Certificate of Incorporation...............      22
              3.15  Environmental Matters.......................      23
              3.16  Reserves for Losses.........................      24
              3.17  Properties and Assets.......................      24
              3.18  Insurance...................................      25
              3.19  Compliance with Applicable Laws.............      26
              3.20  Loans.......................................      26
              3.21  Ownership of Webster Common Stock...........      27
              3.22  Eagle DRIP..................................      28
              3.23  Fairness Opinion............................      28
              3.24  Tax and Accounting Treatment of Merger......      28
              3.25  Rights Agreement............................      28
              3.26  Eagle Information...........................      28

         ARTICLE IV REPRESENTATIONS AND WARRANTIES
                      OF WEBSTER................................      29
              4.1   Corporate Organization......................      29
              4.2   Capitalization..............................      29
              4.3   Authority; No Violation.....................      30
              4.4   Regulatory Approvals........................      32
              4.5   Financial Statements; Exchange Act
                      Filings; Books and Records................      33
              4.6   Absence of Certain Changes or Events........      34
              4.7   Compliance with Applicable Law..............      34
              4.8   Ownership of Eagle Common Stock;
                     Affiliates and Associates..................      35
              4.9   Employee Benefit Plans......................      35
              4.10  Agreements with Regulatory Agencies.........      35
              4.11  Tax and Accounting Treatment of Merger......      35
              4.12  Legal Proceedings...........................      36
              4.13  Reserves for Losses.........................      36
              4.14  Broker's Fees...............................      36
              4.15  Fairness Opinion............................      37
              4.16  Taxes.......................................      37
              4.17  Webster Information.........................      37

         ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS....      38
              5.1   Covenants of Eagle..........................      38
              5.2   Covenants of Webster........................      43
              5.3   Merger Covenants............................      43
              5.4   Employment and Other Agreements.............      44

         ARTICLE VI ADDITIONAL AGREEMENTS.......................      44
              6.1   Regulatory Matters..........................      44
              6.2   Access to Information.......................      46
              6.3   Stockholder Meetings........................      47
              6.4   Legal Conditions to Merger..................      47
              6.5   Stock Exchange Listing......................      48
              6.6   Employees...................................      48
              6.7   Indemnification.............................      49
              6.8   Subsequent Interim and Annual Financial
                     Statements.................................      51
              6.9   Additional Agreements.......................      51
              6.10  Advice of Changes...........................      51
              6.11  Current Information.........................      52
              6.12  Execution and Authorization of
                     Bank Merger Agreement......................      52
              6.13  Change in Structure.........................      52
              6.14  Transaction Expenses of Eagle...............      52
              6.15  Affiliate Agreements........................      53

         ARTICLE VII CONDITIONS PRECEDENT.......................      53
              7.1   Conditions to Each Party's Obligation
                     To Effect the Merger.......................      53
              7.2   Conditions to Obligations of Webster........      55
              7.3   Conditions to Obligations of Eagle..........      56

         ARTICLE VIII TERMINATION AND AMENDMENT.................      57
              8.1   Termination.................................      57
              8.2   Effect of Termination.......................      61
              8.3   Amendment...................................      61
              8.4   Extension; Waiver...........................      62

         ARTICLE IX GENERAL PROVISIONS..........................      62
              9.1   Closing.....................................      62
              9.2   Nonsurvival of Representations,
                     Warranties and Agreements..................      62
              9.3   Expenses....................................      62
              9.4   Notices.....................................      63
              9.5   Interpretation..............................      64
              9.6   Counterparts................................      64
              9.7   Entire Agreement............................      64
              9.8   Governing Law...............................      64
              9.9   Enforcement of Agreement....................      65
              9.10  Severability................................      65
              9.11  Publicity...................................      65
              9.12  Assignment; Limitation of Benefits..........      65
              9.13  Additional Definitions......................      66


         EXHIBITS
              A     Form of Articles of Combination and
                      Bank Merger Agreement
              B     Form of Option Agreement
              C     Form of Certificate of Merger
              D     Form of Agreement of Eagle Affiliates
              E     Form of Agreement of Webster Affiliates



                           AGREEMENT AND PLAN OF MERGER


                   This AGREEMENT AND PLAN OF MERGER, dated as of Octo-ber 26, 1997 (this "Agreement"), is entered into by and between Webster Financial Corporation, a Delaware corporation ("Web-ster") and Eagle Financial Corp., a Delaware corporation
         ("Eagle").

                   WHEREAS, the Boards of Directors of Webster and Eagle have determined that it is in the best interests of their re-spective companies and stockholders to consummate the business combination transaction provided for herein in which Eagle will, subject to the terms and conditions set forth herein, merge with and into Webster, with Webster being the surviving corporation in such merger (the "Merger");

                   WHEREAS, prior to the consummation of the Merger, Webster and Eagle will respectively cause Webster Bank, a fed-eral savings bank and wholly-owned subsidiary of Webster, and Eagle Bank ("Eagle Bank"), a federally chartered savings bank and wholly-owned subsidiary of Eagle, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of Eagle Bank with and into Webster Bank, with Webster Bank being the "Surviving Bank" of the Bank Merger, and it is intended that the Bank Merger be consummated immediately after consummation of the Merger;

                   WHEREAS, as an inducement to Webster to enter into this Agreement, Eagle will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with Webster immediately following the execution of this Agree-ment pursuant to which Eagle will grant Webster an option to purchase, under certain circumstances, an aggregate number of newly issued shares of common stock equal to 19.9% of the out-standing shares of common stock, par value $.01 per share, of Eagle ("Eagle Common Stock") and otherwise upon the terms and conditions therein contained; and

                   WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and as a "pooling of interests" under generally accepted accounting principles; and

                   WHEREAS, the parties desire to make certain represen-tations, warranties and agreements in connection with the Merg-er and also to prescribe certain conditions to the Merger;

                   NOW, THEREFORE, in consideration of the mutual cov-enants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I
                                    THE MERGER

                   1.1  THE MERGER.

                   Subject to the terms and conditions of this Agree-ment, in accordance with the Delaware General Corporation Law (the "DGCL") at the Effective Time (as defined in Section 1.2 hereof), Eagle shall merge with and into Webster, with Webster being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Eagle shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation.

                   1.2  EFFECTIVE TIME.

                   The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the cer-tificate of merger (the "Certificate of Merger") in the form attached as Exhibit C hereto which shall be filed with the Sec-retary of State of the State of Delaware on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.

                   1.3  EFFECTS OF THE MERGER.

                   At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

                   1.4  CONVERSION OF EAGLE COMMON STOCK.

                        (a) At the Effective Time, subject to Sections 1.4(b), 1.4(c), 1.4(d) and 8.1(h) hereof, each share of Eagle Common Stock issued and outstanding prior to the Effective Time, together with the rights (the "Eagle Rights") attached thereto issued pursuant to the Rights Agreement, dated as of October 22, 1996 (the "Eagle Rights Agreement"), between Eagle and The First National Bank of Boston, as Rights Agent, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for
         0.84 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of Webster (the "Webster Common Stock"), together with the number of rights ("Webster Rights") issued pursuant to the Rights Agreement, dated as of February 5, 1996 (the "Webster Rights Agreement"), between Webster and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent, associ-ated therewith. Notwithstanding any other provision of this Agreement other than Sections 1.4(b) and 8.1(h), no more than 5,893,366 shares of Webster Common Stock (the "Maximum Share Amount") shall be issued or become issuable in connection with the Merger and the other transactions contemplated by this Agreement (including shares issued or issuable in respect of shares of any capital stock of Eagle, including Eagle Common Stock, or any right to acquire any such capital stock).

                        (b)  All of the shares of Eagle Common Stock
         converted into Webster Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be can-celed and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Eagle Common Stock shall thereafter represent the right to receive
         (i) the number of whole shares of Webster Common Stock and (ii) cash in lieu of fractional shares into which the shares of Eagle Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(b) and Section 2.2(e) hereof. Certificates previously representing shares of Eagle Common Stock shall be exchanged for certificates representing whole shares of Webster Common Stock and cash in lieu of frac-tional shares issued in consideration therefor upon the sur-render of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time Webster should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio and the Maximum Share Amount shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

                        (c) At the Effective Time, all shares of Eagle Common Stock that are owned by Eagle as treasury stock and all shares of Eagle Common Stock that are owned directly or indi-rectly by Webster or Eagle or any of their respective Subsid-iaries (other than shares of Eagle Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Webster Common Stock which are similarly held, whether held directly or indirectly by Webster or Eagle, as the case may be, being re-ferred to herein as "Trust Account Shares") and other than any shares of Eagle Common Stock held by Webster or Eagle or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Eagle Common Stock, and shares of Webster Common Stock which are similarly held, whether held directly or indirectly by Webster or Eagle, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Webster or other consideration shall be delivered in exchange therefor. All shares of Webster Common Stock that are owned by Eagle or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Webster.

                        (d)  Certificates for fractions of shares of
         Webster Common Stock will not be issued. In lieu of a fraction of a share of Webster Common Stock, each holder of Eagle Common Stock otherwise entitled to a fraction of a share of Webster Common Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the Webster Common Stock to which such holder would otherwise be entitled, multi-plied by (ii) the market value of the Webster Common Stock, which shall be deemed to be the average of the daily closing prices per share for Webster Common Stock for the twenty con-secutive trading days on which shares of Webster Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market) ending on the third trading day preceding the Closing Date. Following consummation of the Merger, no holder of Eagle Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

                   1.5  WEBSTER COMMON STOCK.

                   Each share of Webster Common Stock issued and out-standing immediately prior to the Effective Time shall be un-changed and shall remain issued and outstanding as common stock of the Surviving Corporation.

                   1.6  OPTIONS.

                   At the Effective Time, each option granted by Eagle to purchase shares of Eagle Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Webster Com-mon Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Eagle Financial Corp. Stock Option Plan (the "Eagle Stock Plan"), the BFS Bancorp, Inc. Stock Option Plan (the "BFS Plan") or the Eagle Financial Corp. 1988 Stock Option Plan (the "1988 Plan") (the Eagle Stock Plan, the BFS Plan and the 1988 Plan collec-tively the "Eagle Stock Plans"), in each case, under which such option was granted):

                             (1)  The number of shares of Webster Common
         Stock to be subject to the option immediately after the Effec-tive Time shall be equal to the product of the number of shares of Eagle Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Webster Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                             (2)  The exercise price per share of Web-
         ster Common Stock under the option immediately after the Effec-tive Time shall be equal to the exercise price per share of Eagle Common Stock under the option immediately before the Ef-fective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

         The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code").
         The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Eagle or Eagle Bank in the Eagle Stock Plans (and the corresponding references in the option agreement docu-menting such option) shall be deemed to be references to Web-ster.

                   1.7  CERTIFICATE OF INCORPORATION.

                   At the Effective Time, the Certificate of Incorpora-tion of Webster, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

                   1.8  BY-LAWS.

                   At the Effective Time, the By-Laws of Webster, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

                   1.9  DIRECTORS AND OFFICERS.

                   At the Effective Time, the directors and officers of Webster immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation. Three directors of Eagle, to be selected by the Board of Direc-tors of Webster in consultation with Eagle, shall be invited to serve as additional members (the "New Members") of the Board of Directors of Webster. The New Members will receive directors fees on the same basis as other non-employee directors of Web-ster. In addition, the other non-employee directors of Eagle serving immediately prior to the Effective Time will be invited to serve on an advisory board to Webster after the Bank Merger for a period not less than 24 months following the Effective Time. Such advisory directors will each be paid a retainer of $3,250 per quarter and a meeting fee of $1,750 per meeting for such service, such advisory board to meet not less frequently than 4 times per year.

                   1.10  TAX CONSEQUENCES.

                   It is intended that the Merger, either alone or in conjunction with the Bank Merger, shall constitute a reorgani-zation within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

                   1.11  ACCOUNTING TREATMENT.

                   It is intended that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

                                    ARTICLE II
                                EXCHANGE OF SHARES

                   2.1  WEBSTER TO MAKE SHARES AVAILABLE.

                   At or prior to the Effective Time, Webster shall de-posit, or shall cause to be deposited, with Webster's transfer agent, American Stock Transfer & Trust Company, or such other bank, trust company or transfer agent as Webster may select (the "Exchange Agent"), for the benefit of the holders of Cer-tificates, for exchange in accordance with this Article II, certificates representing the shares of Webster Common Stock and the cash in lieu of fractional shares (such cash and cer-tificates for shares of Webster Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
         Section 1.4 and paid pursuant to Section 2.2(a) hereof in ex-change for outstanding shares of Eagle Common Stock.

                   2.2  EXCHANGE OF SHARES.

                        (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and in-structions for use in effecting the surrender of the Certifi-cates in exchange for certificates representing the shares of Webster Common Stock and the cash in lieu of fractional shares into which the shares of Eagle Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Eagle shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor
         (x) a certificate representing that number of whole shares of Webster Common Stock to which such holder of Eagle Common Stock shall have become entitled pursuant to the provisions of Ar-ticle I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pur-suant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                        (b)  No dividends or other distributions de-
         clared after the Effective Time with respect to Webster Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other dis-tributions, without any interest thereon, which theretofore had become payable with respect to shares of Webster Common Stock represented by such Certificate. No holder of an unsur-rendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Webster Common Stock into which his Eagle Common Stock shall have been converted.

                        2.3 If any certificate representing shares of Webster Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person re-questing such exchange shall pay to the Exchange Agent in ad-vance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Webster Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satis-faction of the Exchange Agent that such tax has been paid or is not payable.

                        (a) After the close of business on the day im-mediately prior to the Effective Time, there shall be no trans-fers on the stock transfer books of Eagle of the shares of Eagle Common Stock which were issued and outstanding immediate-ly prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for trans-fer to the Exchange Agent, they shall be canceled and ex-changed for certificates representing shares of Webster Common Stock as provided in this Article II.

                        (b) Any portion of the Exchange Fund that re-mains unclaimed by the stockholders of Eagle for six months after the Effective Time shall be returned to Webster. Any stockholders of Eagle who have not theretofore complied with this Article II shall thereafter look only to Webster for pay-ment of their shares of Webster Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Webster Common Stock deliverable in respect of each share of Eagle Common Stock such stockholder holds as determined pursu-ant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Webster, Eagle, the Exchange Agent or any other person shall be liable to any former holder of shares of Eagle Common Stock for any amount properly delivered to a public official pursuant to ap-plicable abandoned property, escheat or similar laws.

                        (c)  In the event any Certificate shall have
         been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Webster, the posting by such person of a bond in such amount as Webster may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Webster Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE II-A

                          DISCLOSURE SCHEDULE; STANDARDS
                        FOR REPRESENTATIONS AND WARRANTIES

                        2A.1 Disclosure Schedule. Prior to the execu-tion and delivery hereof, Eagle has delivered to Webster a schedule (the "Eagle Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure re-quirements contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that (a) subject to
         Section 3.18, no such item is required to be set forth by ei-ther party hereto in a Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2A.2, and
         (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a ma-terial exception or fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as de-fined in Section 9.13) with respect to such party.

                   2A.2 Standards. No representation or warranty of Eagle contained in Article III or of Webster contained in Ar-ticle IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose un-der this Agreement, as a consequence of the existence or ab-sence of any fact, circumstance or event unless such fact, cir-cumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Eagle, or Article IV, in the case of Webster, has had or would be reasonably certain to have a Material Adverse Ef-fect with respect to Eagle or Webster, respectively.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF EAGLE

                   Eagle hereby makes the following representations and warranties to Webster as set forth in this Article III, each of which is being relied upon by Webster as a material inducement to it to enter into and perform this Agreement.

                   3.1  CORPORATE ORGANIZATION.

                        (a) Eagle is a corporation duly organized, val-idly existing and in good standing under the laws of the State of Delaware. Eagle has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the charac-ter or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. Eagle is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 (the "HOLA"). The Restated Cer-tificate of Incorporation and By-Laws of Eagle, copies of which have previously been delivered to Webster, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                        (b) Eagle Bank is a federally chartered savings bank duly organized, validly existing and in good standing un-der the laws of the United States. The deposit accounts of Eagle Bank are insured by the Federal Deposit Insurance Cor-poration (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Eagle Bank. Eagle Bank is the only subsid-iary of Eagle that is a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). Eagle Bank has the corporate or other power and authority to own or lease all of its proper-ties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any mate-rial properties or assets owned or leased by it makes such li-censing or qualification necessary. The Certificate of Incor-poration and By-Laws of Eagle Bank, copies of which have previ-ously been delivered to Webster, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                   3.2  CAPITALIZATION.

                        (a) The authorized capital stock of Eagle con-sists of 8,000,000 shares of Eagle Common Stock and 2,000,000 shares of serial preferred stock, par value $.01 per share (the "Eagle Preferred Stock"). As of the date hereof, there are (x) 6,316,537 shares of Eagle Common Stock issued and outstanding and an additional 47,373 shares of Eagle Common Stock held in Eagle's treasury, (y) no shares of Eagle Common Stock reserved for issuance upon exercise of outstanding stock options or oth-erwise, except for (i) 580,491 shares of Eagle Common Stock re-served for issuance pursuant to the Eagle Stock Plans (of which options for 518,688 shares are currently outstanding), (ii) 180,687 shares of Eagle Common Stock reserved for issuance pur-suant to the Eagle DRIP (as defined herein) and (iii) 1,256,991 shares of Eagle Common Stock reserved for issuance upon exer-cise of the option to be issued to Webster pursuant to the Op-tion Agreement, and (z) no shares of Eagle Preferred Stock is-sued or outstanding, held in Eagle's treasury or reserved for issuance upon exercise of outstanding stock options or oth-erwise, except for 8,000 shares of Series A Participating Pre-ferred Stock, par value $.01 per share, of Eagle reserved for issuance upon exercise of the Eagle Rights. All of the issued and outstanding shares of Eagle Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability at-taching to the ownership thereof. Except for the Option Agree-ment and the Eagle Stock Plans, Eagle does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Eagle Common Stock or Eagle Preferred Stock or any other equity security of Eagle or any securities representing the right to purchase or otherwise receive any shares of Eagle Common Stock or any other equity security of Eagle. The names of the optionees, the date of each option to purchase Eagle Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Eagle Stock Plans are set forth in Section 3.2(a) of the Eagle Disclosure Sched-ule, and no such option expires more than 10 years from the date of the grant thereof. Since September 30, 1997 Eagle has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or em-ployee stock options granted prior to September 30, 1997, under the Eagle Stock Plans and pursuant to the Eagle Financial Corp. Dividend Reinvestment Plan and Stock Purchase Plan (the "Eagle DRIP").

                        (b)  Section 3.2(b) of the Eagle Disclosure
         Schedule sets forth a true, correct and complete list of all Subsidiaries of Eagle as of the date of this Agreement. Eagle owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security inter-ests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Eagle Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commit-ments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                   3.3  AUTHORITY; NO VIOLATION.

                        (a) Eagle has full corporate power and author-ity to execute and deliver this Agreement and the Option Agree-ment and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions con-templated hereby and thereby have been duly and validly ap-proved by the Board of Directors of Eagle. The Board of Direc-tors of Eagle has directed that this Agreement and the transac-tions contemplated hereby be submitted to Eagle's stockholders for approval at a special meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Eagle's stockholders and the requisite approval, if any, of Eagle stockholders in connection with the Option Agreement pur-suant to the Eagle Restated Certificate of Incorporation, no other corporate proceedings on the part of Eagle (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transac-tions contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Eagle and (assuming due authorization, execution and delivery by Webster of this Agreement and of the Option Agreement) this Agreement constitutes, and the Option Agreement will constitute, a valid and binding obligation of Eagle, en-forceable against Eagle in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                        (b)  Eagle Bank has full corporate or other
         power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agree-ment and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Di-rectors of Eagle Bank, and by Eagle as the sole stockholder of Eagle Bank prior to the Effective Time. All corporate pro-ceedings on the part of Eagle Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Bank Merger Agreement, upon execution and delivery by Eagle Bank, will be duly and validly executed and delivered by Eagle Bank and will (assuming due authori-zation, execution and delivery by Webster Bank) constitute a valid and binding obligation of Eagle Bank, enforceable against Eagle Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, in-solvency and similar laws affecting creditors' rights and rem-edies generally.

                        (c) Neither the execution and delivery of this Agreement and the Option Agreement by Eagle or the Bank Merger Agreement by Eagle Bank, nor the consummation by Eagle or Eagle Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Eagle or Eagle Bank with any of the terms or provisions hereof or thereof, will (i) vio-late any provision of the Restated Certificate of Incorporation or By-Laws of Eagle or the Certificate of Incorporation or By-Laws of Eagle Bank, or (ii) assuming that the consents and ap-provals referred to in Section 3.4 hereof are duly obtained,
         (x) violate any Laws (as defined in Section 9.13) applicable to Eagle or Eagle Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termina-tion of or a right of termination or cancellation under, accel-erate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encum-brance upon any of the respective properties or assets of Eagle or Eagle Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Eagle or Eagle Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

                   3.4  CONSENTS AND APPROVALS.

                        (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Bank Merger with the OTS under the HOLA and the Bank Merger Act and approval of such applications and notices, (ii) the filing with the SEC of a registration statement on Form S-4 to register the shares of Webster Common Stock to be issued in connection with the Merger (including the shares of Webster Common Stock that may be issued upon the exercise of the options referred to in
         Section 1.6 hereof), which will include the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be used in soliciting the requisite approvals of Webster stockholders and Eagle stockholders at special meetings of such stockholders (the "Eagle Meeting" and the "Webster Meeting," respectively) to be held in connection with this Agreement and the transactions contemplated hereby, (iii) the approval of this Agreement by the requisite vote of the stockholders of Eagle and the requisite approval, if any, of Eagle stockholders in connection with the Option Agreement pursuant to the Eagle Restated Certificate of Incorporation, (iv) the approval of this Agreement by the requisite vote of the stockholders of Webster, (v) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and (vi) the filings required in connection with the Bank Merger Agree-ment and the Bank Merger, no consents or approvals of or fil-ings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (1) the execution and delivery by Eagle of this Agreement and the Option Agreement, (2) the con-summation by Eagle of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Eagle Bank of the Bank Merger Agreement, (4) the consummation by Eagle of transactions contemplated by the Option Agreement; and
         (5) the performance by Eagle Bank of the Bank Merger Agreement and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a material adverse effect on the ability of Webster to consummate the transactions contemplated hereby.

                        (b) Eagle hereby represents to Webster that, as of the date of this Agreement, it has no knowledge of any rea-son why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be ob-tained or granted on a timely basis.

                   3.5  LOAN PORTFOLIO; REPORTS.

                        (a)  Except as disclosed on Schedule 3.5(a),
         neither Eagle nor Eagle Bank is a party to any written or oral loan agreement, note or borrowing arrangement (including, with-out limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer or five percent or greater stockholder of Eagle or any of its Subsidiaries, or any Affili-ated Person (as defined in Section 9.13) of the foregoing. Within 10 business days after the date hereof, Eagle shall pro-vide to Webster a list of each employee of Eagle or its Subsid-iaries with which Eagle or Eagle Bank is a party to any Loan.

                        (b) Eagle and Eagle Bank have timely filed all reports, registrations and statements, together with any amend-ments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the OTS, (ii) the FDIC, (iii) the SEC and (iv) any self-regulatory organiza-tion ("SRO") (collectively "Regulatory Agencies"). As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Regulatory Agency and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or nec-essary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, exce-pt that information as of a later date shall be deemed to modi-fy information as of an earlier date. Except for normal exami-nations conducted by a Regulatory Agency in the regular course of the business of Eagle and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or in-vestigation into the business or operations of Eagle or Eagle Bank since December 31, 1995.

                   3.6 FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

                   Eagle has previously delivered to Webster true, cor-rect and complete copies of (i) the audited consolidated bal-ance sheets of Eagle and its Subsidiaries as of September 30 for the fiscal years 1995 and 1996 and the related audited con-solidated statements of income, shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Eagle's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 filed with the SEC under the Se-curities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Mar-wick LLP, independent public accountants with respect to Eagle,
         (ii) in draft form, the consolidated balance sheet of Eagle and its Subsidiaries as of September 30, 1997 and the related con-solidated statements of income, shareholders' equity and cash flows for the fiscal year ended September 30, 1997 in the form Eagle expects to file under the Exchange Act in connection with its Form 10-K for the fiscal year ended September 30, 1997 and
         (iii) the unaudited consolidated balance sheets of Eagle and its Subsidiaries as of June 30, 1997 and 1996 and the related unaudited consolidated statements of income, shareholders' eq-uity and cash flows for the interim periods ended June 30, 1997 and 1996, as reported on Eagle's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed with the SEC under the Exchange Act. The financial statements referred to in this
         Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in
         Section 6.8 hereof will fairly present (subject, in the case of the unaudited and draft statements, to recurring audit adjust-ments normal in nature and amount), the results of the consoli-dated operations and consolidated financial condition of Eagle and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or, in the case of draft statements, subject to revisions that in the aggregate will not be material. Eagle's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and all reports subsequently filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (the "Eagle Ex-change Act Reports") comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Eagle has previously delivered or made available to Webster true, correct and complete copies of such reports. The books and records of Eagle and Eagle Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting require-ments.

                   3.7  BROKER'S FEES.

                   Neither Eagle nor any Eagle Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, com-missions or finder's fees in connection with any of the trans-actions contemplated by this Agreement, the Bank Merger Agree-ment or the Option Agreement, except that Eagle has engaged, and will pay a fee or commission to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a let-ter agreement between Sandler O'Neill and Eagle, dated October 20, 1997, a true, complete and correct copy of which has been previously delivered by Eagle to Webster.

                   3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

                        (a) Except as disclosed in any Eagle Exchange Act Report filed with the SEC prior to the date of this Agree-ment, since September 30, 1996 (i) neither Eagle nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business, (ii) neither Eagle nor any of its Subsidiaries has discharged or satisfied any material lien or paid any mate-rial obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Eagle nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of busi-ness; (iv) neither Eagle nor any of its Subsidiaries has suf-fered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, la-bor trouble, requisition or taking of property by any Regula-tory Authority, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance;
         (v) neither Eagle nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compro-mised in accordance with the past practice of Eagle or such Subsidiary, as the case may be, and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

                        (b)  Since September 30, 1996, Eagle and its
         Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

                   3.9  LEGAL PROCEEDINGS.

                        (a) Neither Eagle nor any of its Subsidiaries is a party to any, and there are no pending or threatened, le-gal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Eagle or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other material adverse effect upon Eagle or any of its Subsid-iaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a rea-sonable probability of success.

                        (b) There is no injunction, order, judgment or decree imposed upon Eagle, any of its Subsidiaries or the as-sets of Eagle or any of its Subsidiaries.

                   3.10  TAXES AND TAX RETURNS.

                        (a) Each of Eagle and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Re-turns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All li-ability with respect to the income tax returns of Eagle and its Subsidiaries has been satisfied for all years to and including 1996. The Internal Revenue Service ("IRS") has not notified Eagle of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Eagle. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Eagle or any of its Subsidiaries, nor has Eagle or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

                        For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to in-come, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any in-terest, penalties or additions attributable thereto.

                        For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

                        (b) Eagle Funding Corp. (i) will be, for the taxable year ended December 31, 1997 and at the Effective Time, a "real estate investment trust" as defined in Section 856(a) of the Code, (ii) will meet, for the taxable year ended Decem-ber 31, 1997 and at the Effective Time, the requirements of
         Section 857(a) of the Code, (iii) will not be, for the taxable year ended December 31, 1997 or at the Effective Time, de-scribed in Section 856(c)(7) of the Code, (iv) has not had, and at the Effective Time will not have had, any "net income de-rived from prohibited transactions" within the meaning of Sec-tion 857(b)(6) of the Code, (v) has not, and at the Effective Time will not have, issued any stock or securities as part of a multiple party financing transaction described in Internal Rev-enue Service Notice 97-21, 1997-11 I.R.B. 2, and (vi) will be, for the taxable year ended December 31, 1997 and at the Effec-tive Time, a "Qualified Real Estate Investment Trust" of which Eagle Bank will be for the taxable year ended December 31, 1997 and at the Effective Time, a "Qualified Dividend Recipient" (as those terms are defined in Connecticut Public Act 97-119, 1997 Ct. ALS 119, 1997 Ct. P.A. 119, 1997 Ct. SB 1205). As of De-
         cember 31, 1997, persons (not including Eagle Bank or any per-son that is a "related person," employee or director of Eagle
         Bank) will have outstanding cash capital contributions to Eagle Funding Corp. that, in the aggregate, exceed 5 percent of the fair market value of the aggregate "real estate assets," valued as of December 31, 1997, then held by Eagle Funding Corp. (as such terms are used in Connecticut Public Act 97-119, 1997 Ct. ALS 119, 1997 Ct. P.A. 119, 1997 Ct. SB 1205).

                   3.11  EMPLOYEE PLANS.

                        (a)  Section 3.11(a) of the Eagle Disclosure
         Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Em-ployee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Eagle or any of its Subsidiaries or any other entity which to-gether with Eagle would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b),
         (c), (m) or (o) (an "ERISA Affiliate") or under which Eagle or any Subsidiary or ERISA Affiliate has any liability (collec-tively, the "Plans").

                        (b) Eagle has heretofore made available to Web-ster true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for the last year, (ii) the most recent determination letter from the Inter-nal Revenue Service (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding plan year, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Ser-vice, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

                        (c) Except as set forth at Section 3.11(c) of the Eagle Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compli-ance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so quali-fied, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, in-cluding, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Eagle or any Eagle Subsidiary beyond their retirement or other termination of service, other than (w) coverage mandated by ap-plicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is de-fined in Section 3(2) of ERISA, (y) deferred compensation ben-efits under a Plan that are accrued as liabilities on the books of Eagle or any Eagle Subsidiary, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) Eagle and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits, (vi) no material li-ability under Title IV of ERISA has been incurred by Eagle, any Eagle Subsidiary or any ERISA Affiliate that has not been sat-isfied in full, and no condition exists that presents a mate-rial risk to Eagle or any Eagle Subsidiary incurring a material liability thereunder, (vii) none of Eagle, its Subsidiaries or any ERISA Affiliate has incurred, and Eagle does not expect that any such entity will incur, any withdrawal liability with respect to a "multiemployer pension plan" (as such term is de-fined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan, (viii) all con-tributions or other amounts payable by Eagle or any Eagle Sub-sidiary as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (ix) neither Eagle nor any Eagle Subsidiary has engaged in a transaction in connection with which Eagle or any Eagle Subsidiary is subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the knowledge of Eagle, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) no Plan, program, agreement or other arrangement, either individually or collec-tively, provides for any payment by Eagle or any Eagle Subsid-iary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrange-ment, any limited stock appreciation right or any similar right or instrument that could reasonably be expected to prevent the Merger from being accounted for as a pooling-of-interests,
         (xii) no "accumulated funding deficiency," as defined in Sec-tion 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan, and (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

                   3.12  CERTAIN CONTRACTS.

                        (a) Except as set forth at Section 3.12 of the Eagle Disclosure Schedule, neither Eagle nor any of its Subsid-iaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the con-summation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occur-rence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Web-ster, Eagle, Eagle Bank, Webster Bank or any of their respec-tive Subsidiaries to any director, officer or employee thereof,
         (iii) which materially restricts the conduct of any line of business by Eagle or Eagle Bank or of any current or future affiliates thereof, (iv) with or to a labor union or guild (in-cluding any collective bargaining agreement), (v) (including any stock option plan, stock appreciation rights plan, re-stricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, (vi) that is material and is not made in the ordinary course of business or pursuant to which Eagle or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any Eagle Subsidiaries, (vii) not fully disclosed in the financial statements contemplated by Section 3.6 that relates to borrow-ings of money (or guarantees thereof by Eagle, or any Eagle Subsidiary), other than in the ordinary course of business, or
         (viii) is a lease or similar arrangement with annual rental payments of $100,000 or more. Eagle has previously delivered or made available to Webster true, correct and complete copies of all employment, consulting and deferred compensation agree-ments to which Eagle or any of its Subsidiaries is a party.
         Section 3.12(a) of the Eagle Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Eagle. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Eagle Dis-closure Schedule, is referred to herein as a "Eagle Contract," and neither Eagle nor any of its Subsidiaries has received no-tice of, nor do any executive officers of such entities know of, any violation or imminent violation of any Eagle Contract by any other party thereto.

                        (b) (i) Each Eagle Contract is valid and bind-ing and in full force and effect, (ii) Eagle and each of its Subsidiaries has in all material respects performed all obliga-tions required to be performed by it to date under each Eagle Contract, and (iii) no event or condition exists which consti-tutes or, after notice or lapse of time or both, would consti-tute, a material default on the part of Eagle or any of its Subsidiaries under any such Eagle Contract.

                   3.13  AGREEMENTS WITH REGULATORY AGENCIES.

                   Neither Eagle nor Eagle Bank is subject to any cease-and-desist or other order issued by, or is a party to any writ-ten agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar under-taking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the Eagle Disclo-sure Schedule, a "Regulatory Agreement"), any Governmental En-tity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Eagle or Eagle Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                   3.14  STATE TAKEOVER LAWS; CERTIFICATE OF
                         INCORPORATION.

                   The Board of Directors of Eagle has approved the of-fer of Webster to enter into this Agreement, the Bank Merger Agreement and the Option Agreement, and has approved Eagle's entering into this Agreement, the Bank Merger Agreement and the Option Agreement, and the transactions contemplated thereby, such that under the DGCL (including, without limitation, Sec-tion 203 thereof) and Eagle's Restated Certificate of Incorpo-ration (including, without limitation, Articles 10, 12, and 13 thereof) the only vote of Eagle stockholders necessary to con-summate the transactions contemplated hereby (including the Bank Merger and, subject to any additional vote of Eagle stock-holders required pursuant to Article 13 of the Eagle Restated Certificate of Incorporation, the transactions contemplated by the Option Agreement) is the approval of the holders of at least a majority of the outstanding Eagle Common Stock entitled to vote thereon at the Eagle Meeting or any adjournment or postponement thereof.

                   3.15  ENVIRONMENTAL MATTERS.

                        (a) Each of Eagle and the Eagle Subsidiaries is in compliance in all material respects with all applicable fed-eral and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, re-leases and threatened releases of Hazardous Material (as here-inafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                        (b) There is no suit, claim, action, proceed-ing, investigation or notice pending or to the knowledge of Eagle's and Eagle Bank's executive officers threatened (or to the knowledge of Eagle's and Eagle Bank's executive officers past or present actions or events that could reasonably be ex-pected to form the basis of any such suit, claim, action, pro-ceeding, investigation or notice), in which Eagle or any Eagle Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Mate-rial, whether or not occurring at or on a site owned, leased or operated (directly or indirectly in a fiduciary capacity) by Eagle or any Eagle Subsidiary;

                        (c)  To the knowledge of Eagle's and Eagle
         Bank's executive officers, there has not been any release of Hazardous Materials in, on, under or affecting any such prop-erty;

                        (d)  To the knowledge of Eagle's and Eagle
         Bank's executive officers, neither Eagle nor any Eagle Subsid-iary has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any al-leged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at any property securing such loan.

                        (e) For purposes of this section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum prod-uct, polychlorinated biphenyl, chemical, pollutant, contami-nant, pesticide, radioactive substance, lead paint or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

                   3.16  RESERVES FOR LOSSES.

                   All reserves or other allowances for possible losses reflected in Eagle's most recent financial statements referred to in Section 3.6 complied with all Laws and are adequate under GAAP. Neither Eagle nor Eagle Bank has been notified by the OTS, the FDIC, any other regulatory authority or by Eagle's independent auditor, in writing or otherwise, that such re-serves are inadequate or that the practices and policies of Eagle or Eagle Bank in establishing such reserves and in ac-counting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC, any other regulatory authority or Eagle's independent auditor believes such reserves to be inad-equate or inconsistent with the historical loss experience of Eagle or Eagle Bank. Eagle has previously furnished or made available to Webster a complete list of all extensions of cred-it and other real estate owned ("OREO") that have been classi-fied by any bank examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubt-ful, loss, classified or criticized, credit risk assets, con-cerned loans or words of similar import. All OREO held by Eag-le or Eagle Bank is being carried net of reserves at the lower of cost or net realizable value.

                   3.17  PROPERTIES AND ASSETS.

                   Section 3.17 of the Eagle Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Eagle and each Eagle Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which Eagle or any Eagle Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Eagle or any Eagle Subsidiary is a party; and (iv) all items of Eagle's or any Eagle Subsidiary's tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $25,000 or more. Except for
         (a) items reflected in Eagle's consolidated financial stat-ements as of June 30, 1997 referred to in Section 3.6 hereof,
         (b) exceptions to title that do not interfere materially with Eagle's or any Eagle Subsidiary's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and as-sets sold or transferred in the ordinary course of business consistent with past practices since June 30, 1997, and (e) items listed in Section 3.17 of the Eagle Disclosure Schedule, Eagle and each Eagle Subsidiary have good and, as to owned real property, marketable and insurable title to all their proper-ties and assets, reflected in the consolidated financial state-ments of Eagle as of June 30, 1997, free and clear of all liens, claims, charges and other encumbrances. Eagle and each Eagle Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leas-ed by them. All properties and assets used by Eagle and each Eagle Subsidiary are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and comply in all mate-rial respects with all Laws relating thereto now in effect. Eagle and each Eagle Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Eagle or any Eagle Subsidiary is a party are valid and binding obliga-tions in accordance with the terms thereof. Neither Eagle nor any Eagle Subsidiary is in material default with respect to any such lease, and there has occurred no default by Eagle or Eagle Bank or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Eagle or any Eagle Subsidiary of any of the property owned, leased, or occupied by them.

                   3.18  INSURANCE.

                   Notwithstanding anything to the contrary in Article II-A, Section 3.18 of the Eagle Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Eagle and any Eagle Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. The existing insurance carried by Eagle and Eagle Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situ-ated who own properties and engage in businesses substantially similar to that of Eagle and the Eagle Subsidiaries, and is sufficient for compliance by Eagle and the Eagle Subsidiaries with all requirements of Law and agreements to which Eagle or any of the Eagle Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds re-flected at Section 3.18 of the Eagle Disclosure Schedule, as in effect on the date hereof, have been delivered or made avail-able to Webster.

                   3.19  COMPLIANCE WITH APPLICABLE LAWS.

                   Each of Eagle and any Eagle Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Eagle nor any Eagle Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

                   3.20  LOANS.

                   As of the date hereof:

                        (a) All loans owned by Eagle or any Eagle Sub-sidiary, or in which Eagle or any Eagle Subsidiary has an in-terest, comply in all material respects with all Laws, includ-ing, but not limited to, applicable usury statutes, underwrit-ing and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Pro-cedures Act, and other applicable consumer protection statutes and the regulations thereunder.

                        (b) All loans owned by Eagle or any Eagle Sub-sidiary, or in which Eagle or any Eagle Subsidiary has an in-terest, have been made or acquired by Eagle in all material respects in accordance with board of director-approved loan policies. Each of Eagle and each Eagle Subsidiary holds mort-gages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evi-dence liens having the priority indicated by their terms, sub-ject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Eagle and each Eagle Sub-sidiary are with full recourse to the borrowers, and each of Eagle and any Eagle Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies avail-able against the borrower or guarantor, if any, on any loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in apply-ing principles of equity. Except as set forth at Section 3.20(b) of the Eagle Disclosure Schedule, all loans purchased or originated by Eagle or any Eagle Subsidiary and subsequently sold by Eagle or any Eagle Subsidiary have been sold without recourse to Eagle or any Eagle Subsidiary and without any lia-bility under any yield maintenance or similar obligation.
         True, correct and complete copies of loan delinquency reports as of September 30, 1997 prepared by Eagle and each Eagle Sub-sidiary, which reports include all loans delinquent or other-wise in default, have been furnished or made available to Web-ster. True, correct and complete copies of the currently ef-fective lending policies and practices of Eagle and each Eagle Subsidiary also have been furnished or made available to Web-ster.

                        (c) Except as set forth in Section 3.20(c) of the Eagle Disclosure Schedule, each outstanding loan participa-tion sold by Eagle or any Eagle Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Eagle or any Eagle Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Eagle or any Eagle Subsidiary for payment or repurchase of the amount of such loan repre-sented by the participation or liability under any yield main-tenance or similar obligation. Eagle and any Eagle Subsidiary have properly fulfilled in all material respects its contrac-tual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regula-tory requirements.

                        (d) Eagle and each Eagle Subsidiary have prop-erly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

                   3.21  OWNERSHIP OF WEBSTER COMMON STOCK.

                   Except as set forth at Section 3.21 of the Eagle Dis-closure Schedule, neither Eagle nor any of its directors, of-ficers, 10% or greater stockholders or affiliates (i) benefi-cially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of ac-quiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Webster (other than those agreements, arrangements or understandings specifically contemplated hereby).

                   3.22  EAGLE DRIP.

                   Eagle has suspended the Eagle DRIP such that from the date hereof, no issuances or purchases of Eagle Common Stock under the Eagle DRIP shall be permitted, nor shall any other obligations thereunder accrue.

                   3.23  FAIRNESS OPINION.

                   Eagle has received an opinion from Sandler O'Neill to the effect that, in its opinion, the Exchange Ratio pursuant to this Agreement is fair to the holders of Eagle Common Stock from a financial point of view.

                   3.24  TAX AND ACCOUNTING TREATMENT OF MERGER.

                   As of the date of this Agreement, Eagle is not aware of any fact or state of affairs that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code or to qualify for "pooling-of-interests" accounting treat-ment.

                   3.25  RIGHTS AGREEMENT.

                   Subject to the execution of an amendment to the Eagle Rights Agreement which has been approved by Eagle's Board of Directors and shall be executed promptly after the date of this Agreement, Eagle has taken or will take all action (including, if required, redeeming all of the outstanding Eagle Rights is-sued pursuant to the Eagle Rights Agreement or amending or ter-minating the Eagle Rights Agreement) so that the entering into of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Eagle Rights Agreement or enable or require the Eagle Rights to be exercised, distributed or triggered.

                   3.26  EAGLE INFORMATION.

                   The information relating to Eagle and its Subsidiar-ies to be provided by Eagle to be contained in the Joint Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not mis-leading. The Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to Webster or any of its Sub-sidiaries) will comply in all material respects with the provi-sions of the Exchange Act and the rules and regulations there-under.

                                    ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF WEBSTER

                   Webster, on behalf of itself and Webster Bank, hereby makes the following representations and warranties to Eagle as set forth in this Article IV, each of which is being relied upon by Eagle as a material inducement to enter into and per-form this Agreement.

                   4.1  CORPORATE ORGANIZATION.

                        (a) Webster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Webster has the corporate power and author-ity to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the charac-ter or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Webster is duly registered as a savings and loan holding company with the OTS under HOLA. The Restated Certificate of Incorporation and By-Laws of Webster, copies of which have previously been made available to Eagle, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                        (b)  Webster Bank is a federal savings bank
         chartered by the OTS under the laws of the United States with its main office in the State of Connecticut. Webster Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on business as is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Charter and By-Laws of Webster Bank, copies of which have previously been made available to Eagle, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                   4.2  CAPITALIZATION.

                        (a) The authorized capital stock of Webster as of the date hereof consists of 30,000,000 shares of Webster Common Stock, of which 13,554,224 shares were outstanding (net of 83,639 treasury shares) at September 30, 1997 and 3,000,000 shares of serial preferred stock, par value $.01 per share ("Webster Preferred Stock"), 14,000 of which are designated as Series C Preferred Stock, none of which were outstanding at September 30, 1997. At such date, there were options outstand-ing to purchase 754,744 shares of Webster Common Stock. All of the issued and outstanding shares of Webster Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, Webster does not have and is not bound by any outstanding subscriptions, op-tions, warrants, calls, commitments or agreements of any char-acter calling for the purchase or issuance of any shares of Webster Common Stock or Webster Preferred Stock or any other equity securities of Webster or any securities representing the right to purchase or otherwise receive any shares of Webster Common Stock or Webster Preferred Stock, other than (i) a war-rant to purchase 300,000 shares of Webster Common Stock issued to Fleet Financial Group and a contingent payment arrangement with Fleet Financial Group as described in the Form 8-K filed by Webster with the Securities and Exchange Commission for such event, (ii) pursuant to that certain Rights Agreement between Webster and American Stock Transfer & Trust Co and (iii) pursu-ant to that certain Escrow Agreement between Webster, American Stock Transfer & Trust Co., as Escrow Agent, and certain former shareholders of Sachem Trust National Association. The shares of Webster Common Stock to be issued pursuant to the Merger are duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                        (b)  The authorized capital stock of Webster
         Bank consists of 2,000 shares of common stock, par value $.01 per share, 1,000 of which are issued and outstanding, and 1,000 shares of preferred stock, par value $.01 per share, none of which is issued or outstanding. The outstanding shares of com-mon stock of Webster Bank are owned by Webster free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and val-idly issued and fully paid, nonassessable and free of preemp-tive rights, with no personal liability attaching to ownership thereof.

                   4.3  AUTHORITY; NO VIOLATION.

                        (a) Webster has full corporate power and au-thority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated here-by and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transac-tions contemplated hereby and thereby have been duly and val-idly approved by the Board of Directors of Webster. Except for the adoption and approval of this Agreement by the requisite vote of the Webster stockholders, no other corporate proceed-ings on the part of Webster are necessary to consummate the transactions contemplated hereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Webster and (assuming due authorization, execution and delivery by Eagle) this Agreement constitutes a valid and binding obligation of Webster, enforceable against Webster in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and sim-ilar law affecting creditors' rights and remedies generally.

                        (b) Webster Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The ex-ecution and delivery of the Bank Merger Agreement and the con-summation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Webster Bank, and by Webster as the sole stockholder of Webster Bank prior to the Effective Time. All corporate proceedings on the part of Webster Bank necessary to consummate the transactions contem-plated thereby will have been taken prior to the Effective Time. The Bank Merger Agreement, upon execution and delivery by Webster Bank, will be duly and validly executed and deliv-ered by Webster Bank and will (assuming due authorization, ex-ecution and delivery by Eagle Bank) constitute a valid and binding obligation of Webster Bank, enforceable against Webster Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies gen-erally.

                        (c) Neither the execution and delivery of this Agreement or the Option Agreement by Webster or the Bank Merger Agreement by Webster Bank, nor the consummation by Webster or Webster Bank, as the case may be, of the transactions contem-plated hereby or thereby, nor compliance by Webster or Webster Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Re-stated Certificate of Incorporation or Bylaws of Webster or the Charter or By-Laws of Webster Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section
         4.4 are duly obtained, (x) violate any Laws applicable to Web-ster or Webster Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termina-tion of or a right of termination or cancellation under, ac-celerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encum-brance upon any of the respective properties or assets of Web-ster or Webster Bank under any of the terms, conditions or pro-visions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Webster or Webster Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

                   4.4  REGULATORY APPROVALS.

                        (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Bank Merg-er with the OTS under HOLA and the Bank Merger Act and approval of such applications and notices, (ii) the filing with the SEC of a registration statement on Form S-4 to register the shares of Webster Common Stock to be issued in connection with the Merger (including the shares of Webster Common Stock that may be issued upon the exercise of the options referred to in Sec-tion 1.6 hereof), which will include the Joint Proxy Statement/ Prospectus, (iii) the approval of this Agreement by the requi-site vote of the stockholders of Eagle and the requisite ap-proval, if any, of Eagle stockholders in connection with the Option Agreement pursuant to the Eagle Restated Certificate of Incorporation, (iv) the approval of this Agreement by the req-uisite vote of the stockholders of Webster, (v) the filing of the Certificate of Merger with the Secretary of State of Dela-ware pursuant to the DGCL, (vi) the filings in connection with the Bank Merger Agreement and the transactions contemplated thereby and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of Webster Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by Webster of this Agreement and the Option Agreement,
         (2) the performance by Webster of this Agreement and the trans-actions contemplated hereby, (3) the execution and delivery by Webster Bank of the Bank Merger Agreement, and (4) the con-summation by Webster Bank of the transactions contemplated by the Bank Merger Agreement except for such consents, approvals or filings the failure of which to obtain will not have a mate-rial adverse effect on the ability of Eagle to consummate the transactions contemplated thereby.

                        (b) Webster hereby represents to Eagle that, as of the date of this Agreement, it has no knowledge of any rea-son why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be ob-tained or granted on a timely basis.

                        (c) Webster and Webster Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993, with any Regula-tory Agencies. As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the ap-plicable Regulatory Agency and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Webster and its Subsidiaries, no Governmental En-tity is conducting, or has conducted, any proceeding or inves-tigation into the business or operations of Webster since De-cember 31, 1993.

                   4.5 FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

                   Webster has previously delivered to Eagle true, cor-rect and complete copies of (i) the audited consolidated state-ments of condition of Webster and its Subsidiaries as of Decem-ber 31 for the fiscal years 1995 and 1996 and the related au-dited consolidated statements of income, changes in sharehold-ers' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public ac-countants with respect to Webster; and (ii) the unaudited con-solidated statements of condition of Webster and its Subsidiar-ies as of June 30, 1997 and 1996 and the related unaudited con-solidated statements of income, changes in shareholders' equity and cash flows for the interim periods ended June 30, 1997 and 1996, as reported on Webster's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed with the SEC under the Exchange Act. The financial statements referred to in this
         Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in
         Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated opera-tions and consolidated financial condition of Webster and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect there-to; and each of such statements (including the related notes, where applicable) has been, and the financial statements re-ferred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Webster has previously de-livered or made available to Eagle true, correct and complete copies of such reports. The books and records of Webster and Webster Bank have been, and are being, maintained in all mate-rial respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                   4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.

                   (a) Except as disclosed in Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and all reports subsequently filed by Webster under Sections 13(a), 13(e), 14 or 15(d) of the Exchange Act, true, correct and com-plete copies of which have previously been delivered or made available to Eagle, since December 31, 1996, no event has oc-curred which has had, individually or in the aggregate, a Mate-rial Adverse Effect on Webster.

                   (b) Since September 30, 1996, Webster and its Sub-sidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

                   4.7  COMPLIANCE WITH APPLICABLE LAW.

                   Webster and each Webster Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Webster nor any Webster Subsidiary has received any notice of any alleged or threatened claim, violation of or liability or potential responsibility under any such Laws that has not heretofore been cured and for which there is no remaining liability.

                   4.8  OWNERSHIP OF EAGLE COMMON STOCK;
                        AFFILIATES AND ASSOCIATES.

                        (a) Except for this Agreement, neither Webster nor any of its affiliates or associates (as such terms are de-fined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, more than five percent of the outstanding capital stock of Eagle, excluding the shares of Eagle Common Stock issuable pursuant to the Option Agreement to be executed subsequent to the execution of the Agreement.

                   4.9  EMPLOYEE BENEFIT PLANS.

                   Webster has heretofore made available for inspection, or delivered (if requested) to Eagle true, correct and complete copies of each employee benefit plan arrangement or agreement that is maintained as of the date of this Agreement (the "Web-ster Plans") by Webster or any of its Subsidiaries. No "ac-cumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Webster Plan.
         The Webster Plans are in compliance in all material respects with the applicable requirements of ERISA and the Code.

                   4.10  AGREEMENTS WITH REGULATORY AGENCIES.

                   Neither Webster nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the re-quest of (each, whether or not set forth on Section 4.10 of the Webster Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Web-ster or Webster Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                   4.11  TAX AND ACCOUNTING TREATMENT OF MERGER.

                   As of the date of this Agreement, Webster is not aware of any fact or state of affairs that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code or to qualify for "pooling-of-interests" accounting treatment.

                   4.12  LEGAL PROCEEDINGS.

                   (a) Neither Webster nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, ac-tions or governmental or regulatory investigations of any na-ture against Webster or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other material adverse effect upon Webster or any of its Sub-sidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a rea-sonable probability of success.

                   (b) There is no injunction, order, judgment or de-cree imposed upon Webster, any of its Subsidiaries or the as-sets of Webster or any of its Subsidiaries.

                   4.13  RESERVES FOR LOSSES.

                   All reserves or other allowances for possible losses reflected in Webster's most recent financial statements re-ferred to in Section 4.5 complied with all Laws and are ad-equate under GAAP. Neither Webster nor Webster Bank has been notified by the OTS, the FDIC, any other regulator authority or by Webster's independent auditor, in writing or otherwise, that the reserves or other allowances for possible loan losses re-flected in Webster's most recent financial statements referred to in Section 4.5 are inadequate or that the practices and policies of Webster or Webster Bank in establishing such re-serves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regula-tory requirements or that the OTS, the FDIC, any other regula-tory authority or Webster's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Webster or Webster Bank. Webster has previ-ously furnished Eagle with a complete list of all OREO that have been classified by any bank examiner (regulatory or inter-nal) as other loans specially mentioned, special mention, sub-standard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. All OREO held by Webster or Webster Bank is being carried net of re-serves at the lower of cost or net realizable value.

                   4.14  BROKER'S FEES.

                        Neither Webster nor any Webster Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that Webster has engaged, and will pay a fee or commission to Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in accordance with the terms of a letter agreement between Merrill Lynch and Webster, dated October 21, 1997, a true, complete and correct copy of which has been previously delivered or made available by Webster to Eagle.

                   4.15  FAIRNESS OPINION.

                   Webster has received an opinion from Merrill Lynch to the effect that, in its opinion, the Exchange pursuant to this Agreement is fair to Webster from a financial point of view.

                   4.16  TAXES.

                   Each of Webster and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns re-quired to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material re-spects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liabil-ity with respect to the income tax returns of Webster and its Subsidiaries has been satisfied for all years to and including 1996. The Internal Revenue Service ("IRS") has not notified Webster of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Webster. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Webster or any of its Subsidiaries, nor has Webster or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

                   4.17  WEBSTER INFORMATION.

                   The information relating to Webster and its Subsid-iaries to be provided by Webster to be contained in the Joint Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not mis-leading. The Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to Eagle or any of its Sub-sidiaries) will comply in all material respects with the provi-sions of the Exchange Act and the rules and regulations there-under. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                   5.1  COVENANTS OF EAGLE.

                   During the period from the date of this Agreement and continuing until the Effective Time, except as expressly con-templated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement, or with the prior written consent of Webster, Eagle and each Eagle Subsidiary shall carry on their respective businesses in the ordinary course consis-tent with past practices and consistent with prudent banking practices. Eagle will use its reasonable best efforts to (x) preserve its business organization and that of each Eagle Sub-sidiary intact, (y) keep available to itself and Webster the present services of the employees of Eagle and each Eagle Sub-sidiary and (z) preserve for itself and Webster the goodwill of the customers of Eagle and each Eagle Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Eagle Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Webster in writing, Eagle shall not, and shall not permit any Eagle Subsidiary to:

                        (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by Eagle of $0.25 per share on the Eagle Common Stock with decla-ration, record and payment dates corresponding to the quarterly dividends paid by Eagle during its fiscal year ended September 30, 1996 and except that any Eagle Subsidiary may declare and pay dividends and distributions to Eagle). Until the Effective Time, Eagle and Webster shall coordinate with the other decla-ration of any dividends or other distributions with respect to the Eagle Common Stock and the Webster Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Eagle Common Stock or Webster Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single cal-endar quarter on their shares of Eagle Common Stock (including any shares of Webster Common Stock received in exchange there-for in the Merger) or Webster Stock, as the case may be.

                        (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issu-ance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and out-standing as of the date hereof pursuant to the Eagle Stock Plans in accordance with their present terms, and except pursu-ant to the Option Agreement, or (ii) repurchase, redeem or oth-erwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof) any shares of the capital stock of Eagle or any Eagle Subsidiary, or any securities convertible into or exer-cisable for any shares of the capital stock of Eagle or any Eagle Subsidiary;

                        (c)  issue, deliver or sell, or authorize or
         propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Eagle Common Stock pursuant to stock options or similar rights to acquire Eagle Common Stock granted pursuant to the Eagle Stock Plans and out-standing prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

                        (d) amend its Restated Certificate of Incorpo-ration, By-Laws or other similar governing documents;

                        (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, so-licit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Webster) concerning any Acquisition Transaction (as defined below); provided, however, that Eagle may, and may au-thorize and permit its officers, directors, employees or agents to, provide or cause to be provided information and may par-ticipate in such discussions or negotiations if the Board of Directors of Eagle, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations or discussions could cause the members of such Board of Direc-tors to breach their fiduciary duties under applicable laws. Eagle shall promptly communicate to Webster the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction or providing information in connec-tion with, or which may lead to, an Acquisition Transaction with a third party. Eagle will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Webster with respect to any of the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer involving Eagle or any Eagle Subsidiary, (ii) merger, consolidation or other business combination involving Eagle or any Eagle Subsidiary, or (iii) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets, out of the ordinary course of business, of, Eagle or Eagle Bank other than the transactions contemplated or per-mitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

                        (f) make capital expenditures aggregating in excess of $100,000, other than related to the matters and in no more than the amounts set forth on Section 5.1(f) of the Eagle Disclosure Schedule;

                        (g)  enter into any new line of business;

                        (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any cor-poration, partnership, association or other business organiza-tion or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

                        (i)  take any action that is intended or may
         reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in
         Article VII not being satisfied, or in a violation of any pro-vision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Law;

                        (j) change its methods of accounting in effect at September 30, 1996 except as required by changes in GAAP or regulatory accounting principles as concurred to by Eagle's independent auditors;

                        (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew (other than through operation of evergreen provisions or renewals of the agreements set forth in Section 5.1(k) of the Eagle Disclosure Schedule consistent with past practice) or terminate any Plan or any agreement, arrangement, plan or poli-cy between Eagle or any Eagle Subsidiary and one or more of its current or former directors, officers or employees, (ii) other than normal annual increases in pay, consistent with past prac-tice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the com-pensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, re-stricted stock units or performance units or shares), (iii) enter into, modify or renew (other than through operation of evergreen provisions or renewals of the agreements set forth in
         Section 5.1(k) of the Eagle Disclosure Schedule consistent with past practice) any contract, agreement, commitment or arrange-ment providing for the payment to any director, officer or em-ployee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, and except for the retention and incentive bonus ar-rangements described on Section 5.1(k) of the Eagle Disclosure Schedule, (iv) hire any new employee at an annual compensation in excess of $30,000, (v) pay expenses of any employees or di-rectors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, except as set forth on Section 5.1(k) of the Eagle Disclosure Sched-ule, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees except for the retention and incentive bonus ar-rangements described on Section 5.1(k) of the Eagle Disclosure Schedule;

                        (l) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice;

                        (m) except as set forth in Section 5.1(m) of the Eagle Disclosure Schedule, sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Govern-mental Entity;

                        (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

                        (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Eagle or any Eagle Subsidiary;

                        (p) make any investment, or incur deposit li-abilities, other than in the ordinary course of business con-sistent with past practices, or make any equity investments;

                        (q) except as set forth in Section 5.1(q) of the Eagle Disclosure Schedule, purchase any loans or sell, pur-chase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

                        (r)  originate (i) any loans except in ac-
         cordance with existing Eagle Bank lending policies, (ii) unse-cured consumer loans in excess of $10,000, (iii) commercial real estate first mortgage or other commercial loans in excess of $250,000 as to any loan or $500,000 in the aggregate as to related loans, or loans to related persons, or (iv) land acqui-sition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000, except in each case for (A) loans for which written commitments have been issued by Eagle Bank as of the date hereof, as disclosed in Section 5.1(r) of the Eagle Disclosure Schedule, (B) renewals of loans existing as of the date of this Agreement or loans permitted pursuant to this Section 5.1(r) and (C) increases in the principal amount of loans existing as of the date of this Agreement, subject to a limit of 30% of the principal amount of such loans as of the date of this Agreement or $500,000, whichever is less.

                        (s)  make any  investments  in any equity or
         derivative securities or engage in any forward commitment, fu-tures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than one year;

                        (t) sell or purchase any mortgage loan servic-ing rights; or

                        (u) agree or commit to do any of the actions set forth in clauses (a) - (t) of this Section 5.1.

         The consent of Webster to any action by Eagle or any Eagle Sub-sidiary that is not permitted by any of the preceding para-graphs shall be evidenced only by a writing signed by the Pres-ident or any Executive Vice President of Webster or, in the case of 5.1(r), the Chief Credit Policy Officer of Webster.

                   5.2  COVENANTS OF WEBSTER.

                   During the period from the date of this Agreement and continuing until the Effective Time, except as expressly con-templated or permitted by this Agreement or with Eagle's prior written consent, Webster shall not, and shall not permit Web-ster Bank to:

                        (a) take any action that will result in any of Webster's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by appli-cable Law; or

                        (b) take any other action that would materially adversely affect or materially delay the ability of Webster to obtain the Requisite Regulatory Approvals or otherwise materi-ally adversely affect Webster's and Webster Bank's ability to consummate the transactions contemplated by this Agreement.

                   5.3  MERGER COVENANTS.

                   Notwithstanding that Eagle believes that it has es-tablished all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Eagle recognizes that Webster may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan loss-
         es). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Eagle and Webster shall consult and cooperate with each other in order to formu-late the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Eagle's loan, accrual and reserve policies to those policies of Webster to the extent consistent with GAAP; provided, that any change in Eagle's policies in connection with such matters need not be effected until Webster irrevocably agrees in writing that (i) all conditions to Webster's obligation to consummate the Merger have been satisfied, (ii) that Webster will waive any and all rights that it may have to terminate this Agreement and (iii) Webster will complete the Merger.

                   5.4  EMPLOYMENT AND OTHER AGREEMENTS.

                   Following the Merger, Webster agrees that it shall honor the existing written deferred compensation, employment, change of control and severance contracts with directors and employees of Eagle and Eagle Bank that are listed at Section
         5.4 of the Eagle Disclosure Schedule; provided, however, that in making the foregoing agreement, Webster will honor such con-tracts only to the extent that, as represented at Section 3.11 hereof, none of such deferred compensation, employment, change of control and severance contracts, nor any other Eagle Plan, program, agreement or other arrangement under which any such director or employee is a beneficiary, either individually or collectively, provides for any payment by Eagle or any Eagle Subsidiary that would not be deductible under Code Sections 162(a)(1) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G. In addition, follow-ing the Merger, Webster agrees that it shall continue to pro-vide the benefits set forth in Section 5.4-A of the Eagle Dis-closure Schedule as provided therein.

                                    ARTICLE VI
                              ADDITIONAL AGREEMENTS

                   6.1  REGULATORY MATTERS.

                        (a)  Upon the execution and delivery of this
         Agreement, Webster and Eagle (as to information to be included therein pertaining to Eagle) shall promptly cause to be pre-pared and filed with the SEC a registration statement of Webster on Form S-4, including the Joint Proxy Statement/ Prospectus (the "Registration Statement") for the purpose of registering the Webster Common Stock to be issued in the Merger, and for soliciting the adoption and approval of this Agreement and the Merger by the stockholders of Eagle and Web-ster. Webster and Eagle shall use their reasonable best ef-forts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The par-ties shall cooperate in responding to and considering any ques-tions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Eagle is discovered by Eagle which should be set forth in an amendment of, or a sup-plement to, the Registration Statement, including the Joint Proxy Statement/Prospectus, Eagle shall promptly inform Web-ster, and shall furnish Webster with all necessary information relating to such event, whereupon Webster shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Eagle and Webster (if prior to the meeting of its re-spective stockholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its stockholders entitled to vote at such meeting. Webster shall also use reasonable efforts to obtain all necessary state secu-rities law or "Blue Sky" permits and approvals required to car-ry out the transactions contemplated by this Agreement and the Bank Merger Agreement and Eagle shall furnish all information concerning Eagle and the holders of Eagle Common Stock as may be reasonably requested in connection with any such action.

                        (b)  The parties hereto shall cooperate with
         each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are neces-sary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). Eagle and Webster shall have the right to review in advance, and to the extent practicable each will con-sult the other on, in each case subject to applicable laws re-lating to the exchange of information, all the information re-lating to Eagle or Webster, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the fore-going right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contem-plated herein.

                        (c) Eagle shall, upon request, furnish Webster with all information concerning Eagle and its directors, offic-ers and stockholders and such other matters as may be reason-ably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Webster to any Governmental Entity in connection with the Merger or the other transactions contem-plated by this Agreement.

                        (d)  Webster and Eagle shall promptly advise
         each other upon receiving any communication from any Governmen-tal Entity whose consent or approval is required for consumma-tion of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likeli-hood that any Requisite Regulatory Approval (as defined in Sec-tion 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

                   6.2  ACCESS TO INFORMATION.

                        (a) Upon reasonable notice and subject to ap-plicable Laws relating to the exchange of information, Eagle shall accord to the officers, employees, accountants, counsel and other representatives of Webster, access, during normal business hours during the period prior to the Effective Time, to all its and Eagle Bank's properties, books, contracts, com-mitments and records and, during such period, Eagle shall make available to Webster (i) a copy of each report, schedule, reg-istration statement and other document filed or received by it (including Eagle Bank) during such period pursuant to the re-quirements of federal securities laws or federal or state bank-ing laws and (ii) all other information concerning its (includ-ing Eagle Bank) business, properties and personnel as Webster may reasonably request. Webster shall receive notice of all meetings of the Eagle and Eagle Bank's Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Eagle and Eagle Bank, as the case may be, representatives to such meetings are required to be provided notice). One representative of Webster, who shall be a senior officer of Webster, shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or such other matters deemed confidential ("Confidential Matters") of Eagle or Eagle Bank, as the case may be) and such meetings of committees of the Board of Directors and management of Eagle and Eagle Bank which Webster desires. Webster will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which Webster entered into with Eagle dated October 15, 1997 (the "Confidentiality Agreement").

                        (b) Upon reasonable notice and subject to ap-plicable Laws relating to the exchange of information, Webster shall afford to the officers, employees, accountants, counsel and other representatives of Eagle, access, during normal busi-ness hours during the period prior to the Effective Time, to such information regarding Webster as shall be reasonably nec-essary for Eagle to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Eagle to confirm that the representations and warranties of Webster con-tained herein are true and correct and that the covenants of Webster contained herein have been performed in all material respects. Eagle will hold all such information in confidence to the extent required by, and in accordance with, the provi-sions of the Confidentiality Agreement.

                        (c) No investigation by either of the parties or their respective representatives shall affect the represen-tations and warranties of the other set forth herein.

                        (d) Eagle shall provide Webster with true, cor-rect and complete copies of all financial and other information provided to directors of Eagle and Eagle Bank in connection with meetings of their Boards of Directors or committees thereof.

                   6.3  STOCKHOLDER MEETINGS.

                   Each of Webster and Eagle shall take all steps neces-sary to duly call, give notice of, convene and hold a meeting of its stockholders within 40 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger. Management and the Board of Directors of each of Webster and Eagle shall recommend to Webster's and Eagle's stockholders, as the case may be, ap-proval of this Agreement, including the Merger, and the trans-actions contemplated hereby, together with any matters incident thereto; and in each case shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby (subject in each case to compliance with its fiduciary duties as advised by counsel). Eagle and Webster shall coordinate and cooperate with respect to the foregoing matters.

                   6.4  LEGAL CONDITIONS TO MERGER.

                   Each of Webster and Eagle shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to coop-erate with the other party to obtain) any consent, authoriza-tion, order or approval of, or any exemption by, any Governmen-tal Entity and any other third party which is required to be obtained by Eagle or Webster in connection with the Merger and the other transactions contemplated by this Agreement.

                   6.5  STOCK EXCHANGE LISTING.

                   Webster shall cause the shares of Webster Common Stock to be issued in the Merger and pursuant to options re-ferred to herein to be approved for quotation on the Nasdaq Stock Market National Market (or such other exchange on which the Webster Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

                   6.6  EMPLOYEES.

                        (a)  To the extent permissible under the ap-
         plicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Webster or Webster Bank, as applicable, individuals who are employees of Eagle or Eagle Bank at the Effective Time will be credited with periods of service with Eagle or Eagle Bank before the Effective Time (including ser-vice with any predecessor employer for which service credit was given under similar employee benefit plans of Eagle or Eagle
         Bank) as if such service had been with Webster or Webster Bank, as applicable. Similar credit shall also be given by Webster or Webster Bank in calculating other retirement plan, vacation and similar benefits for such employees of Eagle or Eagle Bank after the Merger. Webster will or will cause Webster Bank to
         (i) give credit to employees of Eagle and Eagle Bank, with re-spect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage which are applicable under the welfare benefit plans of Webster or Webster Bank, equal to the credit that any such employee had received as of the Effective Time towards the sat-isfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Eagle and Eagle Bank and
         (ii) provide each employee of Eagle and Eagle Bank with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket require-ments.

                        (b) Webster shall, and shall cause Webster Bank to pay severance to employees of Eagle and Eagle Bank (i) for a period of one year following the Effective Time, in accordance with the terms of the severance policy set forth in Section 6.6(b) of the Eagle Disclosure Schedule and (ii) thereafter in accordance with the terms of the severance plan maintained by Webster or Webster Bank, as the case may be (as in effect from time to time).

                        (c) Webster will cause Webster Bank to offer a position of at-will employment to each of Eagle Bank's non-management branch office personnel in good standing as of the Effective Time. Webster will use its reasonable best efforts in connection with reviewing applicants for employment posi-tions to give Eagle and Eagle Bank employees who are not of-fered positions at the Effective Time the same consideration as is afforded Webster or Webster Bank employees for such posi-tions in accordance with existing formal or informal policies. Webster will provide outplacement assistance to each Eagle and Eagle Bank employee who is not offered a position at the Effec-tive Time.

                   6.7  INDEMNIFICATION.

                        (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civ-il, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Eagle or any of its Subsidiaries (the "Indemni-fied Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Eagle or any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond there-to. It is understood and agreed that, after the Effective Time, Webster shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemni-fied Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and ex-penses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may re-tain counsel reasonably satisfactory to Webster; provided, how-ever, that (1) Webster shall have the right to assume the de-fense thereof and upon such assumption Webster shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any In-demnified Party in connection with the defense thereof, except that if Webster elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Webster and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Webster, and Webster shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Webster shall be obli-gated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, and (3) Webster shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnifica-tion under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Webster thereof; provided, however, that the failure to so notify shall not affect the obligations of Webster under this Section 6.7 except to the extent such failure to notify materially preju-dices Webster. Webster's obligations under this Section 6.7 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                        (b) Webster shall use commercially reasonable efforts to cause the persons serving as officers and directors of Eagle immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy ("Tail Insurance") of substantially the same coverage and amounts con-taining terms and conditions which are generally not less ad-vantageous than Eagle's current policy with respect to acts or omissions occurring prior to the Effective Time which were com-mitted by such officers and directors in their capacity as such for a period not less than one year.

                        (c) In the event Webster or any of its succes-sors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent nec-essary, proper provision shall be made so that the successors and assigns of Webster assume the obligations set forth in this section.

                        (d) The provisions of this Section 6.7 are in-tended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representa-tives.

                   6.8  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL
                        STATEMENTS.

                   As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter), Webster will deliver to Eagle and Eagle will deliver to Webster their respective Quarterly Re-ports on Form 10-Q, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC.

                   6.9  ADDITIONAL AGREEMENTS.

                   In case at any time after the Effective Time any fur-ther action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, righ-ts, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and Webster's and Eagle's Subsidiaries shall take all such necessary action as may be reasonably re-quested by Webster.

                   6.10  ADVICE OF CHANGES.

                   Webster and Eagle shall promptly advise the other party of any change or event that, individually or in the ag-gregate, has had or would be reasonably certain to have a Mate-rial Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclo-sure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occur-ring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure sched-ule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Eagle or Webster, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

                   6.11  CURRENT INFORMATION.

                   During the period from the date of this Agreement to the Effective Time, Eagle will cause one or more of its desig-nated representatives to confer on a regular and frequent ba-sis (not less than monthly) with representatives of Webster and to report the general status of the ongoing operations of Eagle. Eagle will promptly notify Webster of any material change in the normal course of business or in the operation of the properties of Eagle and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Eagle, and will keep Webster fully in-formed of such events.

                   6.12  EXECUTION AND AUTHORIZATION OF BANK MERGER
                         AGREEMENT.

                   Prior to the Effective Time, (a) Webster and Eagle shall each approve the Bank Merger Agreement as the sole stock-holder of Webster Bank and Eagle Bank, respectively, and (b) Eagle Bank shall execute and deliver the Bank Merger Agreement.

                   6.13  CHANGE IN STRUCTURE.

                   Webster may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Eagle stockholders as a result of such modification, (ii) the consid-eration to be paid to the Eagle stockholders under this Agree-ment is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any required regulatory approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.13, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Web-ster shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Eagle agrees to cooperate fully with Webster to effect such amend-ments.

                   6.14  TRANSACTION EXPENSES OF EAGLE.

                   As promptly as practicable after the execution of this Agreement, Eagle will provide to Webster an estimate of the expenses Eagle expects to incur in connection with the Merger, and shall keep Webster reasonably informed of material changes in such estimate.

                   6.15  AFFILIATE AGREEMENTS.

                   (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement/Prospectus, (i) Webster shall de-liver to Eagle a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Webster stockholder meeting called pursuant to Section 6.3, deemed to be an "affiliate" of it (each, a "Webster Affil-iate") as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) Eagle shall deliver to Webster a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Eagle stock-holder meeting called pursuant to Section 6.3, deemed to be an "affiliate of it (each, an "Eagle Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

                   (b) Each of Eagle and Webster shall use its respec-tive reasonable best efforts to cause each person who may be deemed to be an Eagle Affiliate or a Webster Affiliate, as the case may be, to execute and deliver to Eagle and Webster on or before the date of mailing of the Joint Proxy Statement/ Prospectus an agreement in the form attached hereto as Exhibit D or Exhibit E, respectively.

                                   ARTICLE VII
                               CONDITIONS PRECEDENT

                   7.1  CONDITIONS TO EACH PARTY'S OBLIGATION
                        TO EFFECT THE MERGER.

                   The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                        (a)  STOCKHOLDER APPROVALS.

                        This Agreement and the Merger shall have been approved and adopted by the requisite votes of the Eagle stock-holders and the Webster stockholders.

                        (b)  STOCK EXCHANGE LISTING.

                        The shares of Webster Common Stock which shall be issued in the Merger (including the Webster Common Stock that may be issued upon exercise of the options referred to in
         Section 1.6 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq Stock Market Na-tional Market (or such other exchange on which the Webster Com-mon Stock may become listed).

                        (c)  OTHER APPROVALS.

                        All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                        (d)  REGISTRATION STATEMENT.

                        The Registration Statement shall have become effective under the Securities Act, and no stop order suspend-ing the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                        (e)  NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

                        No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal re-straint or prohibition (an "Injunction") preventing the consum-mation of the Merger or any of the other transactions contem-plated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or en-forced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initi-ated by any Governmental Entity seeking an Injunction shall be pending.

                        (f)  FEDERAL TAX OPINION.

                        Webster shall have received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Webster, and Eagle shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Eagle, in form and substance reasonably satisfactory to Webster or Eagle, respectively, dat-ed the date of the Effective Time, in each case, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorgani-zation within the meaning of Section 368(a) of the Code and each of Webster and Eagle will be a party to the reorganization with the meaning of Section 368(b) of the Code and that, ac-cordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Webster or Eagle as a result of the Merger, (ii) no gain or loss will be recognized by the stock-holders of Eagle who exchange all of the Eagle Common Stock solely for Webster Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Webster Common Stock), and (iii) the aggregate tax basis of the Webster Common Stock received by stockholders who exchange all of their Eagle Common Stock solely for Webster Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Eagle Common Stock surrendered in exchange therefor (reduced by any amount allocable to a frac-tional share interest for which cash is received). In render-ing such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon rep-resentations and covenants, including those contained in cer-tificates of officers of Eagle, Webster, their respective af-filiates and others.

                   7.2  CONDITIONS TO OBLIGATIONS OF WEBSTER.

                   The obligation of Webster to effect the Merger is also subject to the satisfaction or waiver by Webster at or prior to the Effective Time of the following conditions:

                        (a)  REPRESENTATIONS AND WARRANTIES.

                        The representations and warranties of Eagle set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such represen-tations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; pro-vided, however, that for purposes of this paragraph, such rep-resentations and warranties shall be deemed to be true and cor-rect, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Eagle. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. Webster shall have received a certificate signed on behalf of Eagle by each of the President and Chief Executive Officer and the Chief Financial Officer of Eagle to the foregoing effect.

                        (b)  PERFORMANCE OF COVENANTS AND
                             AGREEMENTS OF EAGLE

                        Eagle shall have performed in all material re-spects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Web-ster shall have received a certificate signed on behalf of Eagle by each of the President and Chief Executive Officer and the Chief Financial Officer of Eagle to such effect.

                        (c)  POOLING OF INTERESTS.

                        Webster shall have received as of the Effective Time, a written opinion of KPMG Peat Marwick LLP to the effect that the Merger will be accounted for as a pooling-of-interests.

                   7.3  CONDITIONS TO OBLIGATIONS OF EAGLE.

                   The obligation of Eagle to effect the Merger is also subject to the satisfaction or waiver by Eagle at or prior to the Effective Time of the following conditions:

                        (a)  REPRESENTATIONS AND WARRANTIES.

                        The representations and warranties of Webster set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such represen-tations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; pro-vided, however, that for purposes of this paragraph, such rep-resentations and warranties shall be deemed to be true and cor-rect, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Webster. Such determination of aggregate Material Adverse Effect shall be made as if there were no materiality qualifications in such representations and warranties. Eagle shall have received a certificate signed on behalf of Webster by each of the Presi-dent and Chief Executive Officer and the Chief Financial Of-ficer of Webster to the foregoing effect.

                        (b)  PERFORMANCE OF COVENANTS AND
                             AGREEMENTS OF WEBSTER.

                        Webster shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Eagle shall have received a certificate signed on behalf of Webster by each of the President and Chief Executive Officer and the Chief Financial Officer of Webster to such effect.

                        (c)  POOLING OF INTERESTS.

                        Webster shall have received as of the Effective Time, a written opinion of KPMG Peat Marwick LLP to the effect that the Merger will be accounted for as a pooling-of-interests.

                                   ARTICLE VIII
                            TERMINATION AND AMENDMENT

                   8.1  TERMINATION.

                   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Eagle or Webster:

                        (a) by mutual consent of Webster and Eagle in a written instrument, if the Board of Directors of each so deter-mines by a vote of a majority of the members of its entire Board;

                        (b)  by either Webster or Eagle upon written
         notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recom-mendation of the Governmental Entity which must grant such Req-uisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a peti-tion for rehearing or an amended application, provided, how-ever, that no party shall have the right to terminate this Agreement, if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                        (c) by either Webster or Eagle if the Merger shall not have been consummated on or before September 30, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agree-ments of such party set forth herein;

                        (d) by either Webster or Eagle (provided that the terminating party is not in breach of its obligations under
         Section 6.3 hereof) if the approval of the stockholders of Eagle or Webster required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the respective duly held meetings of stockholders or at any adjournment or postponement thereof;

                        (e) by either Webster or Eagle (provided that the terminating party is not then in breach of any representa-tion, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Clos-ing;

                        (f) by either Webster or Eagle (provided that the terminating party is not then in breach of any representa-tion, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agree-ments set forth in this Agreement on the part of the other par-ty, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

                        (g) by either the Board of Directors of Webster or the Board of Directors of Eagle, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or rec-ommendation of this Agreement and the transactions contemplated thereby; and

                        (h) by the Board of Directors of Eagle, upon written notice to Webster at any time during the ten-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied:

                   (i) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

                   (ii) (A) the quotient obtained by dividing the Aver-
                        age Closing Price by the Starting Price (such number being referred to herein as the "Webster Ratio") shall be less than (B) the quotient ob-tained by dividing the Average Index Price by the Index Price on the Starting Date and sub-tracting 0.15 from the quotient in this clause
                        (ii)(B) (such number being referred to herein as the "Index Ratio");

         subject, however, to the following provisions. If Eagle elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Web-ster; provided, however, that such notice of election to termi-nation may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Webster shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by
         (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Webster Ratio. If Webster makes such an election within such five-day period, it shall give prompt written notice to Eagle of such election and of the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any refer-ences in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(h) (and corresponding a corresponding modifi-cation shall be made to the Maximum Share Amount).

                   For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

                   "Average Closing Price" means the average of the daily last sale prices of Webster Common Stock as reported on Nasdaq (as reported in The Wall Street Journal or, if not re-ported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on Nasdaq ending at the close of trading on the Determination Date.

                   "Average Index Price" means the average of the Index Prices for the ten consecutive full trading days ending at the close of trading on the Determination Date.

                   "Determination Date" means the date on which the ap-proval of the OTS required for consummation of the Merger shall be received.

                   "Index Group" means the 16 savings and loan holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's mar-ket capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 16 savings and loan holding companies and the weights at-tributed to them are as follows:

              Holding Company                 Weighting (%)

              Washington Federal..................12.39
              Bank United Corp.....................8.25
              Peoples Heritage Financial Group.....7.17
              Astoria Financial Corp...............5.48
              Commercial Federal Corp..............5.63
              Roslyn Bancorp Inc..................11.39
              St. Paul Bancorp Inc.................8.91
              Downey Financial Corp................6.98
              TR Financial Corp....................4.57
              Queens County Bancorp Inc............3.94
              Westcorp.............................6.84
              ALBANK Financial Corp................3.36
              MAF Bancorp Inc......................4.02
              CFX Corp.............................6.26
              CitFed Bancorp Inc...................2.25
              JSB Financial Inc....................2.57


                   "Index Price" on a given date means the weighted av-erage (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

                   "Starting Date" means the last full day on which Nas-daq was open for trading prior to the execution of this Agree-ment.

                   "Starting Price" shall mean the last sale price per share of Webster Common Stock on the Starting Date, as reported on Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

                   If Webster or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, slit-up, combination, exchange of shares or similar transaction between the Starting Date and the Determi-nation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

                   8.2  EFFECT OF TERMINATION.

                   In the event of termination of this Agreement by ei-ther Webster or Eagle as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except
         (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sec-tions 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the con-trary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agree-ment.

                   8.3  AMENDMENT.

                   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in con-nection with the Merger by the stockholders of Eagle; provided, however, that after any approval of the transactions contem-plated by this Agreement by Eagle's stockholders, there may not be, without further approval of such stockholders, any amend-ment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Eagle stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   8.4  EXTENSION; WAIVER.

                   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inac-curacies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subse-quent or other failure.

                                    ARTICLE IX
                                GENERAL PROVISIONS

                   9.1  CLOSING.

                   Subject to the terms and conditions of this Agree-ment, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the main offices of Webster on (i) the fif-teenth day after the last Requisite Regulatory Approval is re-ceived and all applicable waiting periods have expired, or (ii) such other date, place and time as the parties may agree (the "Closing Date").

                   9.2  NONSURVIVAL OF REPRESENTATIONS,
                        WARRANTIES AND AGREEMENTS.

                   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                   9.3  EXPENSES.

                   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that all filing and other fees paid to the SEC in connection with this Agreement and printing fees in connection with the Joint Proxy Statement/Prospectus shall be borne equally by Webster and Eagle. Notwithstanding the foregoing and without limitation of any party's rights under clause (ii) of Section 8.2, in the event that this Agreement is terminated by either Webster or Eagle by reason of a material breach pursuant to Sections 8.1(e) or (f) hereof, the other party shall pay all documented, reasonable costs and expenses up to $1,500,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby.

                   9.4  NOTICES.

                   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered person-ally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirma-
         tion) to the parties at the following addresses (or at such other address for a party as shall be specified by like no-
         tice):

                        (a)  if to Webster, to:
                             Webster Financial Corporation
                             Webster Plaza
                             145 Bank Street
                             Waterbury, Connecticut  06702
                             Attn.:  James C. Smith
                                     Chairman and Chief
                                       Executive Officer

                             WITH A COPY TO:

                             Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                             New York, New York  10019
                             Attn.:  Craig M. Wasserman, Esq.

                        and

                        (b)  if to Eagle, to:
                             Eagle Financial Corp.
                             222 Main Street
                             Bristol, CT  06010
                             Attn.:  Robert J. Britton
                                     President and Chief
                                     Executive Officer

                             WITH A COPY TO:

                             Skadden, Arps, Slate, Meagher & Flom LLP
                             919 Third Avenue, 5th Floor
                             New York, New York  10022
                             Attn.:  William S. Rubenstein, Esq.

                   9.5  INTERPRETATION.

                   When a reference is made in this Agreement to Sec-tions, Exhibits or Schedules, such reference shall be to a Sec-tion of or an Exhibit or Schedule to this Agreement unless oth-erwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agree-ment. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agree-ment shall be construed to require Webster, Eagle or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

                   9.6  COUNTERPARTS.

                   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same coun-terpart.

                   9.7  ENTIRE AGREEMENT.

                   This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confi-dentiality Agreement, the Bank Merger Agreement, the Certifi-cate of Merger and the Option Agreement.

                   9.8  GOVERNING LAW.

                   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without re-gard to any applicable conflicts of law rules.

                   9.9  ENFORCEMENT OF AGREEMENT.

                   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                   9.10  SEVERABILITY.

                   Any term or provision of this Agreement which is in-valid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affect-ing the validity or enforceability of any of the terms or pro-visions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                   9.11  PUBLICITY.

                   Except as otherwise required by law or the rules of the Nasdaq Stock Market National Market (or such other exchange on which the Webster Common Stock may become listed), so long as this Agreement is in effect, neither Webster nor Eagle shall, or shall permit any of Webster's or Eagle's Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                   9.12  ASSIGNMENT; LIMITATION OF BENEFITS.

                   Neither this Agreement nor any of the rights, inter-ests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) with-out the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

                   9.13  ADDITIONAL DEFINITIONS.

                   In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

                   "Affiliated Person": any director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater stockholder, general partner or 10% or greater trust beneficiary.

                   "Laws": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

                   "Material Adverse Effect": with respect to Webster or Eagle, as the case may be, means a condition, event, change or occurrence that has had or is reasonably certain to have a material adverse effect upon (A) the financial condition, re-sults of operations or business of such party and its Subsid-iaries, taken as a whole, or (B) the ability of Webster or Eagle to timely perform its obligations under, and to consum-mate the transactions contemplated by, this Agreement and the Option Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regula-tions of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in gener-ally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding com-panies generally, (iii) any action or omission of Eagle or Web-ster or any Subsidiary of either of them taken with the prior written consent of Webster or Eagle, as applicable, in contem-plation of the Merger, (iv) any expenses reasonably incurred by such party in connection with this Agreement or the transac-tions contemplated hereby and (v) any changes in general eco-nomic conditions affecting banks, thrifts or their holding com-panies generally.

                   "Subsidiary": with respect to any party means any corporation, partnership or other organization, whether incor-porated or unincorporated, which is consolidated with such par-ty for financial reporting purposes.


                   IN WITNESS WHEREOF, Webster and Eagle have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                                       WEBSTER FINANCIAL CORPORATION


                                       By:  /s/ James C. Smith
                                            Name:   James C. Smith
                                            Title:  Chairman and Chief
                                                    Executive Officer


                                       EAGLE FINANCIAL CORP.


                                       By:  /s/ Robert J. Britton
                                            Name:   Robert J. Britton
                                            Title:  President and Chief
                                                    Executive Officer




                                [Merger Agreement]